Form N-SAR
Item 77 Q-1
Other Exhibits
BHR Institutional Funds

1)	The Trust incorporates herein by reference the Form of
Subadvisory Agreement between BHR Fund Advisors, LP and Ark Asset Management Co., Inc. with respect to the Ark Midcap Value Fund, Ark Concentrated Growth Fund and Ark Large Cap Growth Fund filed as exhibit (d)(3) to the Trust's Pre-Effective Amendment No. 1 filed electronically with the SEC on October 10, 2006. (Accession No. 0001135428-06-000462)

2)	The Trust incorporates herein by reference the Form of
Subadvisory Agreement between BHR Fund Advisors, LP and ClariVest Asset Management, LLC, with respect to the ClariVest International Equity Fund and ClariVest SMid Cap Growth Fund filed as exhibit (d)(5) to the Trust's Post-Effective Amendment No. 1 filed electronically with the SEC on December 13, 2006. (Accession No. 0001135428-06-000552)